Exhibit 23.5

CONSENT OF INDEPENDENT VALUATION FIRM

The undersigned hereby consents (i) to the references to Valuation Research Corporation and the solvency opinion, dated September 13, 2013 (the "Solvency Opinion"), relating to the solvency of Gyrodyne Company of America, Inc., immediately after and giving effect to the consummation of the Distribution (as such term is defined in the Solvency Opinion) as of September 13, 2013; and (ii) to the use of the Solvency Opinion and information contained therein in the Registration Statement, as filed by Gyrodyne, LLC with the Commission on October 21, 2013, Amendment No. 1 thereto, as filed with the Commission on May 8, 2014, and any subsequent amendments thereto.

Valuation Research Corporation

Milwaukee, Wisconsin

May 8, 2014

Valuation Research Corporation        200 Princeton South Corporate Center Suite 200, Ewing, NJ 08628        Phone 609.243.7000        valuationresearch.com